MAIL STOP: 3561



                                                              October 11, 2018
    Via E-Mail
    Ken Atwood
    Hunt Mining Corporation
    23800 East Appleway Avenue
    Liberty Lake, WA 99019


   Re:            Hunt Mining Corporation
                  Form 10-K for the Fiscal Year Ended December 31, 2017 Filed April 17, 2018
                  File No. 333-182072

    Dear Mr. Atwood:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                       Sincerely,

                                                       /s/ John Reynolds

                                                       John Reynolds
                                                       Assistant Director
                                                       Office of Beverages,
Apparel and Mining